Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

ARCA BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward initial Effective Date	Filing Fee Paid In connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	592,235,860	(1)	(2)	$19,741.20	(2)	$0.0001476	$2.92
Fees Previously Paid
Carry Forward Securities
	Carry Forward Securities
	Total Offering Amounts						$19,741.20	(2)		$2.92
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due									$2.92

(1)	Relates to common stock, $0.001 par value per share, of ARCA biopharma, Inc., a Delaware corporation (“ARCA”), issuable to holders of common stock, $0.0001 par value per share of Oruka Therapeutics, Inc., a Delaware corporation (“Oruka”), in the proposed mergers of (i) Atlas Merger Sub Corp, a Delaware corporation and a direct, wholly owned subsidiary of ARCA, with and into Oruka, with Oruka continuing as a wholly owned subsidiary of ARCA and the surviving corporation, and (ii) Oruka with and into Atlas Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of ARCA, with Atlas Merger Sub II, LLC continuing as the surviving entity. The amount of common stock of ARCA to be registered includes the estimated maximum number of shares of common stock of ARCA that are expected to be issued (or become issuable) pursuant to the mergers, without taking into account the effect of a reverse stock split of common stock of ARCA, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the mergers) of approximately 7.4631 shares of common stock of ARCA for each outstanding share of common stock of Oruka.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the U.S. Securities Act of 1933, as amended. Oruka is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the mergers is one-third of the aggregate par value of the Oruka securities expected to be exchanged in the proposed mergers.